UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

[ ] Form 10-KSB  [ ] Form 20-F  [ ] Form 11-K  [ X ] Form 10-QSB [ ]Form N-SAR

For Period Ended:      March 31, 1999

     [ ] Transition Report on Form 10-KSB
     [ ] Transition Report on Form 10-F
     [ ] Transition Report on Form 11-K
     [ ] Transition Report on Form 10-QSB
     [ ] Transition Report on Form N-SAR

         For the Transition Period Ended:   ____________________________________

               REALMARK PROPERTY INVESTORS LIMITED PARTNERSHIP II
             (Exact Name of Registrant as specified in its Charter)

      Delaware               0-11909                   16-1212761
___________________     _____________________  ________________________________
(State of Formation)    (Commission File No.)  (IRS Employer Identification No.)

                             2350 North Forest Road
                                   Suite 12-A
                            Getzville, New York 14068
                     (Address of Principal Executive Office)

Registrant's Telephone Number:              (716)  636-0280

PART II  -  RULES 12b-25 (b) AND  (c)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25 (b), the following should be completed. (Check box, if appropriate.)

         (a) The reasons described in reasonable detail in Part II of this form could not be eliminated without unreasonable effort or expense;

         (b) The subject annual report, semi-annual report, transition report on Form 10-KSB, Form 20-F, Form 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-QSB, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

         (c) The accountant's statement or other exhibit required by Rule 12b -25 (c) has been attached, if applicable.



PART III  -  NARRATIVE

         State below in reasonable detail the reasons why the Form 10-KSB, Form 20-F, Form 10-QSB, Form N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.


         Additional time is required to complete financial statements accurately and correctly.


PART IV  -  OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

     Gregory J. Altman                (716)                636-9090
--------------------------     -----------------    ----------------------
         (Name)                    (Area Code)         (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports been filed? If answer is no, identify report(s).[ X ] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof? If so, attach an explanation of the anticipated change, both narratively and quantitatively, and if appropriate, state the reasons why a reasonable estimate of the results cannot be made. [ ] Yes [ X ] No

                 REALMARK PROPERTY INVESTORS LIMITED PARTNERSHIP II
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)


has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.



By:      /s/   Joseph M. Jayson                       May 14, 1999
         ----------------------                       ------------
         Joseph M. Jayson,                            Date
         Individual General Partner



Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.



By:      REALMARK PROPERTIES, INC.
         Corporate General Partner


         /s/   Joseph M. Jayson                       May 14, 1999
         ----------------------                       ------------
         Joseph M. Jayson,                            Date
         President and Director


         /s/   Judith P. Jayson                       May 14, 1999
         ----------------------                       ------------
         Judith P. Jayson,                            Date
         Director


         /s/   Michael J. Colmerauer                  May 14, 1999
         ---------------------------                  ------------
         Michael J. Colmerauer,                       Date
         Secretary